Exhibit 10.1
SETTLEMENT AGREEMENT

THIS AGREEMENT is made on 15 April 2024

BETWEEN:

(1)    HARMONIC (UK) LIMITED whose registered office is at Eversheds House, 70 Great Bridgewater Street, Manchester, M1 5ES (the Employer); and

(2)    IAN BLAIR GRAHAM (the Employee)

1.    PERMITTED DISCLOSURES

1.1    Nothing in this agreement prevents the parties from making a disclosure:

1.1.1    which amounts to a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996;

1.1.2    in order to report an offence to a law enforcement agency or to co-operate with a criminal investigation or prosecution;

1.1.3    for the purposes of reporting misconduct, or a serious breach of regulatory requirements, to anybody responsible for supervising or regulating the matters in question;

1.1.4    if and to the extent required by law.

1.2    All other terms of this agreement are to be read subject to this Clause.

2.    DEFINITIONS

2.1    In this Agreement the following expressions have the following meanings:

“the Adviser”             the person named as Adviser in Schedule 2;

“the Group”    the Employer and its Parent Undertakings, its Subsidiary Undertakings and the Subsidiary Undertakings of any of its Parent Undertakings from time to time (“Parent Undertaking” and “Subsidiary Undertaking” having the meanings set out in section 1162 Companies Act 2006);

“PAYE deductions”    deductions made to comply with or to meet any
liability of the Employer to account for tax pursuant to regulations made under Chapter 2 of Part 11 of the ITEPA 2003 and to comply with any obligation to make a deduction in respect of national insurance contributions;

“ITEPA 2003”    the Income Tax (Earnings and Pensions) Act 2003;

“the Termination Date”    5 July 2024;

“the Termination Payments”    the payment(s) referred to in Clause 6.1.

3.    BASIS OF AGREEMENT

3.1    The parties have entered into this Agreement to record and implement the terms on which they have agreed to settle all outstanding claims which the Employee has or may have against the Employer or the Group or their respective officers or employees arising out of or in connection with or as a consequence of his employment and/or its termination. The terms set out in this Agreement constitute the entire Agreement between the parties and are without admission of liability on the part of the Employer or the Group.

3.2    The Employer is entering into this Agreement for itself and as agent for and trustee of all companies in the Group and is duly authorised to do so. The parties intend that each company in the Group should be able to enforce in its own right the terms of this Agreement which expressly or impliedly confer a benefit on that company subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

4.    TERMINATION DATE

4.1    The Employee’s employment with the Employer will terminate on the Termination Date.

4.2    The Employee agrees to take any accrued but untaken holiday prior to the Termination Date. Any holiday taken by you in excess of your accrued entitlement as at the Termination Date shall be deducted from your final payment.

4.3    In the period between the date of this Agreement and the Termination Date, it is agreed that the Employee will continue to carry out your duties as directed by the Employer. However, at any time before the Termination Date the Employer may require you to take garden leave, in which case you:

4.3.1    will not attend the premises of the Employer and/or any company in the Group;

4.3.2    may be required to carry out specified duties for the Employer or any company in the Group or to carry out no duties;

4.3.3    will remain available to answer any questions asked and provide any assistance required by the Employer;

4.3.4    will not directly or indirectly communicate with suppliers, customers, distributors, officers, employees, shareholders, agents or representatives of the Employer or any company in the Group;

4.3.5    will cease to have access to the Employer computer systems or social media.]

5.    REMUNERATION TO TERMINATION DATE

5.1    The Employee has been or will be paid his normal salary (less PAYE deductions) and provided with all benefits, including the adjusted income allowance in lieu of pension, for the period up to and including the Termination Date.

5.2    The Employer will reimburse the Employee his final expenses incurred up to the Termination Date subject to receipt of satisfactory evidence of expenditure, provided these expenses are submitted no later than the Termination Date, in accordance with the Employer’s current expenses policy.

5.3    The Employee agrees and accepts that he is not entitled to and will not be paid any sums in respect of bonus.

6.    TERMINATION PAYMENTS

6.1    Subject to the terms of this Agreement, within 28 days of the later of this Agreement becoming binding in accordance with Clause 18 and the Termination Date the Employer will pay the Employee:

6.1.1    the sum of £265,601.70 on an ex-gratia basis;

7.    BENEFITS

7.1    Save as provided in Clause 7.2, the provision of all benefits will cease on the Termination Date.

7.2    The Employer will procure that private medical insurance cover under the Harmonic UK Private Medical Scheme (the “Scheme”) with AXA will continue for a period of 12 months following the Termination Date for you, as the principal member of the Scheme, and your current dependents.

7.3    The Parties agree that following the Termination Date the Employee’s rights, entitlements and benefits under the Harmonic Inc. 1995 Stock Plan (as amended and restated from time to time, the “Stock Plan”) remain in full force and are unaffected by his termination; provided, that, outstanding restricted stock units (RSUs) previously awarded to Employee will continue to vest only until the Termination Date, pursuant to the terms governing such RSU awards as set forth in the Stock Plan and applicable RSU agreements.

8.    PENSION

8.1    The Employee’s active membership of any pension scheme will cease with effect from the Termination Date.

9.    LEGAL FEES

9.1    Subject to the terms of this Agreement and subject to receipt of an invoice from the Employee’s Adviser and provided the Adviser is a qualified lawyer (as defined in the Employment Rights Act 1996), the Employer agrees to pay to the Adviser up to a maximum of £600 plus VAT as a contribution towards the Employee’s legal fees incurred exclusively in connection with the termination of his employment. Any invoice should be addressed to the Employee but expressed to be payable by the Employer and sent under private and confidential cover to Rene Scheurkogel at Harmonic UK, 250 Fowler Avenue, Farnborough, GU14 7JP.

10.    TAXATION

10.1    The Employer will deduct from the Termination Payment and other sums to be paid to the Employee under this Agreement any PAYE deductions it is required by law to make.

10.2    In this regard, the parties believe the following to be correct, although neither party gives any warranty to this effect:

10.2.1    In respect of the balance of the Termination Payment:

10.2.1.1    As shown in Schedule 4, no part of the Termination Payment is post-employment notice pay for the purposes of section 402D of ITEPA 2003.

10.2.1.2    The first £30,000 of the Termination Payment can be paid free of tax, being a termination award to which section 403 of ITEPA 2003 applies but which falls under the threshold stipulated in that section.

10.2.1.3    The remaining £235,601.70 of the balance of the Termination Payment is subject to deductions for income tax only, being a termination award to which section 403 of ITEPA 2003 applies and which exceeds the threshold stipulated in that section.

10.3    The Employee will be responsible for the payment of any tax and employee’s national insurance contributions referable to the Termination Payment and all other payments and the provision of benefits set out in this Agreement in excess of any PAYE deductions made by the Employer. The Employee hereby agrees to indemnify the Employer and the Group on a continuing basis immediately on demand against all such liabilities, including any interest, penalties, reasonable costs and expenses incurred as a result of any default or delay by the Employee which the Employer or any company in the Group may incur in respect of or by reason of such payments or the provision of such benefits. If the Employer becomes aware that any such liabilities may arise it will provide relevant details to the Employee so that he is given the opportunity at his own expense to dispute any such payment with the HM Revenue and Customs or other relevant authority provided that the Employer will be entitled to pay any such liabilities as they fall due. The Employee will not be liable for any liabilities, fines, interest, penalties, costs fees and expenses incurred as a result of any default, delay, mistake or omission by the Employer.

11.    RETURN OF PROPERTY

11.1    On or within two working days after the Termination Date the Employee will return to the Employer all credit cards, keys, his security pass, any identity badge, all computer disks, memory cards, software and computer programs, any mobile telephone, any laptop computer, printer, and other electronic equipment, all documents and copies (including electronic or recorded versions and copies in whatever medium held) together with all other property belonging to the Employer or the Group or relating to its or their business in his possession or control except for such property as the parties agree in writing that the Employee may retain.

11.2    On or within two working days after the Termination Date the Employee will delete all work- related contacts and contact details obtained during their employment with the Employer or resulting from the performance of their duties which are retained in electronic profile pages within social networking sites such as Facebook, LinkedIn, Twitter and similar. By exception, the Employer agrees that the Employee may retain any work related contacts and contact details in LinkedIn for the purposes of occupational networking only but that any content relating to the Employer should be deleted from the Employee’s LinkedIn account. On or within two working days after the Termination Date, the Employee agrees to amend their profile on any social media accounts including Facebook, LinkedIn, Twitter and similar to show that they are no longer employed by the Employer.

11.3    The Employee shall, if requested, provide the Employer with a signed statement confirming that he has complied fully with his obligations under Clause 11.1 and shall provide such reasonable evidence of compliance as may be requested.

12.    WARRANTIES AND REPRESENTATIONS

12.1    In consideration of the sum of £100.00 (less PAYE deductions)] the Employee warrants as a strict condition of this Agreement and represents to the Employer that up to and as at the Termination Date the Employee:

12.1.1    have not committed any breach of any duty owed to the Employer or any company in the Group;

12.1.2    have not retained any software or computer programs, documents or copies (electronically or otherwise) which belong to the Employer or any company in the Group or to which the Employer or any company in the Group is entitled;

12.1.3    have not done or failed to do anything, which act or omission amounts to a repudiatory breach of the express or implied terms of his employment with the Employer or which, if it were to be done or omitted after the date of this Agreement, would be in breach of any of its terms;

12.1.4    is not employed or self-employed in any capacity by a party other than the Employer nor are you in discussions which are likely to lead to nor have you received such an offer of employment or self-employment;

12.1.5    have not commenced any action or issued any proceedings against the Employer or any company in the Group or any of their respective officers or employees.

12.2    The Employer is under no obligation to make the payments or provide the benefits specified in Clauses 6, 7.2 or 8 if:

12.2.1    the Employee is in breach of any of the warranties referred to in this Clause 12; or

12.2.2    on or before the Termination Date the Employee does or fails to do, or has done or failed to do, anything which act or omission amounts to a repudiatory breach of the express or implied terms of his employment with the Employer.

13.    CONFIDENTIALITY AND OTHER RESTRICTIONS

13.1    The Employee accepts and agrees that his express and implied duties relating to confidential information and IP rights, restrictive covenants etc. continue after the Termination Date. In particular, the Employee affirms the duties and restrictions in clauses 1, 2, 3 and 4 of the Confidentiality and Proprietary Information Deed between the parties dated 1 May 2008.

13.2    In consideration of the payment of £100.00 (less PAYE deductions) the Employee agrees and undertakes as a strict condition of this Agreement not to divulge to any person, firm or company or use for his own benefit or the benefit of any person, firm or company any trade secret or information of a private, secret or confidential nature concerning the business, finances or affairs of the Employer or any company in the Group or any of their respective customers, clients or suppliers (including but not limited to terms of contracts or arrangements, existing and potential projects, accounts, information regarding customers, clients or suppliers, disputes, business development and/or marketing programmes and plans) which have or may have come to his knowledge during the course of his employment with the Employer or any company in the Group.

13.3    In consideration of the payment of £100.00 (less PAYE deductions) the Employee and Employer further agrees and undertakes as a strict condition of this Agreement that either Party will not:

13.3.1    make or publish any statement to a third party concerning the fact, negotiations or terms of this Agreement, the dispute settled by it or the circumstances surrounding the termination of the Employee’s employment;

13.3.2    make or publish any derogatory or disparaging statement or do anything in relation to the other or in the case of the Employee in relation to any company in the Group or past, current or future officers or employees of the Employer or any company in the Group which is intended to or which might be expected to damage or lower their respective reputations, provided that the parties will not be prevented from making a disclosure:

(a)    for the purposes of seeking legal or tax advice in relation to this Agreement provided the professional adviser is bound by a duty of confidence, or to HMRC for tax purposes;

(b)    in the case of the Employee:

(i)    to his spouse or partner, or civil partner, provided such person agrees to maintain confidentiality; or

(ii)    to a medical practitioner or counsellor for the purpose of seeking or obtaining treatment.

(c)    in the case of the Employer where in its reasonable opinion it is in the interests of good corporate governance to do so and/or in order to defend any litigation brought (or intimated may be brought) by the Employee or resist or process any actual or intimated claim of insurance, for which latter purpose the Employee hereby provides express consent on the basis that the insurer has agreed to keep any disclosed information confidential; or

(d)    consistent with the terms and spirit of any agreed reference.

13.4    The Employee warrants that he has not done or failed to do anything including without limitation published any statement or authorised or permitted anyone else to do so prior to the date of this Agreement which would constitute a breach of Clauses 13.1, 13.2 or 13.3 if it had occurred after the date of this Agreement.

13.5    The Employer will not be liable for any breach of its undertakings at Clause 13.3 caused by the actions of any of its past, current or future officers or employees if it has taken such steps as are reasonable to prevent that breach or breaches of that kind.

14.    REFERENCES

14.1    Should any third party ask the Employer to give a reference in relation to the Employee within two years following the Termination Date, any written reference given in response to such a request will be in or substantially in the terms set out in Schedule 3 and any reference given orally will be consistent with the terms and spirit of that agreed reference, provided, in either case, that the third party’s request is made directly to Rene Scheurkogel, VP HR, International. This clause is subject to the proviso that the Employer will cease to be obliged to provide a reference, whether written or oral, in the agreed terms if after the signing of this Agreement new facts come to the Employer’s attention which make the agreed reference substantially and materially incorrect.

15.    FULL AND FINAL SETTLEMENT

15.1    The terms of this Agreement are, without any admission of liability on the part of the Employer or any company in the Group, in full and final settlement of all sums due to the Employee from the Employer or any company in the Group and all claims in all jurisdictions under contract, tort, statute or otherwise which the Employee has or may have against the Employer or any company in the Group or their respective current or former officers or employees arising out of or in connection with or as a consequence of his employment and/or its termination (whether such claims are, or could be, known to the parties, and including any claims which may arise in the future) including in particular for the avoidance of doubt the claims specified in Schedule 1, each of which is hereby intimated and waived.

15.2    The Employee agrees to refrain from commencing any action or issuing any proceedings against the Employer or any company in the Group or their respective current or former officers or employees in respect of any claims referred to in Clause 15.1 including the claims specified in Schedule 1.

15.3    Neither the settlement and waiver in Clause 15.1 nor the agreement to refrain from proceedings in Clause 15.2 applies to:

15.3.1    any claim in respect of accrued pension rights accrued up to the Termination Date;

15.3.2    any claim for personal injury arising out of acts or omissions which have not yet occurred at the time the agreement is entered into;

15.3.3    any other claim for personal injury of which the Employee is not aware and could not reasonably be expected to be aware at the date of this agreement unless it arises from or in connection with any of the claims referred to in Schedule 1;

15.3.4    any claim for the sums and benefits due to him pursuant to this Agreement.

16.    NO KNOWLEDGE OF OTHER CLAIMS

16.1    The Employee confirms that he is not aware of any claims other than those specified in Schedule 1 or facts or circumstances that may give rise to any claim against the Employer or any Group companies or any of their respective current or former officers or employees in relation to any other matters.

16.2    The Employee represents and warrants that:

16.2.1    he has instructed the Adviser to advise as to whether he has or may have any claims, including statutory claims, against the Employer or any company in the Group or their respective current or former officers and employees arising out of or in connection with his employment or its termination;

16.2.2    he has provided the Adviser with all available information which the Adviser requires or may require in order to advise whether he has any such claims; and

16.2.3    the Adviser has advised him that, on the basis of the information available to the Adviser, his only claims or particular complaints against the Employer or any company in the Group or their respective current or former officers and employees whether statutory or otherwise are those listed in Schedule 1 of this Agreement and that he has no other claim against the Employer or any company in the Group or their respective current or former officers and employees whether statutory or otherwise.

16.3    In the event of the Employee commencing any action or issuing or pursuing any proceedings or being granted any judgment against the Employer or any company in the Group arising out of his employment or its termination the Employee shall indemnify the Employer or relevant company in the Group in respect of:

16.3.1    its legal costs of defending such action or proceedings (including reasonable legal and professional fees and disbursements together with VAT thereon); and

16.3.2    any award or judgment, and such part of the Termination Payment equivalent to the amount of such costs, award or judgment shall become immediately repayable to the Employer or relevant company in the Group as a debt.

17.    COMPLIANCE WITH STATUTORY PROVISIONS

17.1    To the extent that they are relevant, the conditions regulating Settlement agreements, compromise agreements and compromise contracts under the following instruments and provisions (as subsequently consolidated, modified or re-enacted from time to time) are satisfied and met: the Sex Discrimination Act 1975; the Trade Union and Labour Relations (Consolidation) Act 1992; the Employment Rights Act 1996; the Working Time Regulations 1998; the National Minimum Wage Act 1998; the Employment Relations Act 1999; sub- paragraphs (a) to (e) of r41(4) of the Transnational Information and Consultation of Employees Regulations 1999; the Merchant Shipping (Working Time: Inland Waterways) Regulations 2003; sub-paragraphs (a) to (e) of r40(4) of the Information and Consultation of Employees Regulations 2004; the Fishing Vessels (Working Time: Sea-fishermen) Regulations 2004; sub-paragraphs (a) to (e) of paragraph 13(1) of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006; sub-paragraphs (a) to (e) of r41(4) of the European Cooperative Society (Involvement of Employees) Regulations 2006; sub-paragraphs (a) to
(e)    of r62(4) of the Companies (Cross-Border Mergers) Regulations 2007; the Cross-border Railway Services (Working Time) Regulations 2008; the Pensions Act 2008; sub-paragraphs
(a) to (e) of r39(4) of the European Public Limited-Liability Company (Employee Involvement) (Great Britain) Regulations 2009; paragraphs (c) and (d) of section 147(3) of the Equality Act 2010; the Posted Workers (Enforcement of Employment Rights) Regulations 2016.

17.2    The Employee confirms that:

17.2.1    he has received advice from the Adviser (who is a relevant independent adviser within the meaning of the provisions referred to in Clause 17.1) as to the terms and effect of this Agreement and in particular its effect on his ability to pursue his rights before an Employment Tribunal; and

17.2.2    he will procure that the Adviser completes and signs the Certificate in Schedule 2.

18.    WITHOUT PREJUDICE

18.1    Notwithstanding that this Agreement is marked “without prejudice and subject to contract” when the Agreement has been dated and signed by/on behalf of the parties and is accompanied by the Certificate in Schedule 2 duly completed and signed by the Adviser it will become an open and binding agreement between the parties.

18.2    This Agreement may be executed in any number of counterparts, each of which will constitute an original, but which will together constitute one agreement.

19.    GOVERNING LAW AND JURISDICTION

19.1    This Agreement is governed by the law of England and Wales and any dispute is subject to the exclusive jurisdiction of the courts and tribunals of England and Wales.

SCHEDULE 1
CLAIMS

All and any claims:

(a)    in respect of outstanding pay, including for pay in lieu of notice, wrongful dismissal, outstanding holiday pay, breach of contract; or unlawful deductions from wages;

(b)    arising out of a contravention, or alleged contravention of section 8, 13, 15, 18(1), 21(1), 28, 80G(1), 80H(1)(b), 80(1), 92 or 135 or of Part V, VI, VII, VIII, IX or X of the Employment Rights Act 1996 or any regulations made thereunder including but not limited to any claim relating to: the protection from suffering detriment in employment under Part V; or unfair dismissal under Part X including those circumstances where the dismissal is to be regarded as unfair for the purposes of that Part for the reasons set out in sections 98A to 105 (inclusive); or in respect of any right, benefit or entitlement to maternity, paternity, adoption, shared parental, parental or other leave secured by Part VIII; or in relation to a request for flexible working under Part VIIIA; or the right to written reasons for dismissal under Part IX;

(c)    any claim under the Equality Act 2010 in respect of prohibited conduct relating to any of the protected characteristics under the Equality Act 2010 including but not limited to any claim for: direct or indirect discrimination, victimisation or harassment; discrimination arising from disability; or any failure to make reasonable adjustments; including any claim of instructing, causing, inducing or aiding a contravention of the Equality Act 2010.

(d)    any claim for equality of terms under the Equal Pay Act 1970 or the Equality Act 2010;

(e)    any claim under Part II of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

(f)    any claim under Part II of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

(g)    any claim arising out of a contravention, or alleged contravention of any section of the Trade Union and Labour Relations (Consolidation) Act 1992 including any claim for a protective award under section 68A, 87, 137, 145A, 145B, 146, 168, 168A, 169, 170, 174 and 192 and paragraph 156 of Schedule A1;

(h)    any claim under section 11 of the Employment Relations Act 1999 in respect of the right to be accompanied;

(i)    any claim under the Data Protection Act 1998, EU General Data Protection Regulation (EU) 2016/679 or the Data Protection Act 2018, as applicable;

(j)    any claim for a redundancy payment (whether statutory or contractual);

(k)    any claim under the Working Time Regulations 1998; and

(l)    under the National Minimum Wage Act 1998.

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SIGNED by Timothy Chu /s/ Timothy Chu

Duly authorised to sign for and on behalf of

HARMONIC (UK) Limited

SIGNED by Ian Blair Graham    /s/ Ian Blair Graham

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